Exhibit 99.1

FOR RELEASE: IMMEDIATELY CONTACT: JAMES E. HURLBUTT (847) 446-7500

STEPAN REPORTS FIRST QUARTER EARNINGS

     NORTHFIELD, Illinois, May 3, 2011 -- Stepan Company (NYSE: SCL) today reported first quarter earnings for the period ended March 31, 2011.

  Net sales rose 25 percent primarily due to higher selling prices attributable to commodity raw material inflation. Sales volume grew four percent.
  Net income was $18.8 million compared to $20.7 million a year ago.
  Net income, excluding deferred compensation was $18.2 million compared to $19.3 million a year ago.
  Higher raw material and operating costs led to lower results as crude and natural oil prices escalated rapidly. Investments for growth in faster developing markets led to planned operating cost increases in Brazil, Poland, Germany and Singapore.
SUMMARY
($ in thousands)	Three Months Ended March 31

			%
	2011	2010	Change
Net Sales	$422,598	$ 337,030	+ 25
Net Income	18,761	20,660	- 9
Net Income Excluding
Deferred Compensation *	18,223	19,327	- 6
Earnings per Diluted Share	$1.68	$1.88	- 11
Earnings per Diluted Share Excluding
Deferred Compensation *	$1.63	$1.76	- 7
* See Table II for a discussion of deferred compensation plan accounting.

SEGMENT RESULTS

($ in thousands)	Three Months Ended March 31

	2011	2010	% Change
Net Sales
Surfactants	$324,885	$262,313	+	24
Polymers	86,399	63,110	+	37
Specialty Products	11,314	11,607		- 3

Total Net Sales	$422,598	$337,030	+	25

Net sales rose 25 percent due to higher selling prices (20 percent), higher volume (four percent) and higher foreign sales due to currency translation (one percent).

Surfactant gross profit declined by two percent, or $1.0 million, for the quarter. Selling price increases led to a 21 percent increase in net sales as raw material prices escalated rapidly in response to rising crude and natural oil prices. European margins declined due to higher raw material costs. North American gross profit improved slightly as the effects of a decline in laundry volume were offset by higher functional surfactant sales. Price increases have been announced for the second quarter.

The Brazil plant expansion start-up led to higher plant operating costs during the quarter. Sales volume will ramp up over the next two quarters providing earnings growth in that region.

The Polymer segment gross profit was unchanged year-over-year despite a 19 percent increase in sales volume. Higher raw material costs led to lower margins in Europe and North America. Commodity raw material prices surged higher during the quarter following the rapid rise in crude oil. Selling price increases have been announced for the second quarter. Demand for polyol for use in rigid insulation foam is exceeding our expectations.

We look forward to completing the expansion of our polyol plant in Germany during the second quarter. We will continue to support sold out European demand with product from the U.S. Product approvals for new specialty and PET polyols produced at our plant in Poland are taking longer than expected and resulted in a small operating loss for the site.

Specialty Products segment gross profit declined by $1.1 million, or 21 percent. Food Ingredients sales volume rose 10 percent, but higher raw material costs led to lower margins and gross profit. Product sales in pharmaceutical applications experienced lower volume.

OPERATING EXPENSES
($ in thousands)	Three Months Ending March 31

	2011	2010	% Change
Marketing	$10,830	$10,951	-	1
Administrative - General	11,255	10,864	+	4
Administrative - Deferred
Compensation Income	(381)	(1,801)	- 79
Research, development
and technical service	10,231	9,883	+	4

Total	$31,935	$29,897	+	7

Excluding the effect of deferred compensation income, operating expenses grew by two percent. Marketing expenses declined on lower bad debt expense. General administrative rose four percent due to the additional costs of our Singapore operation. Research costs rose four percent on higher salary expense, which includes new headcount in Poland.

INCOME TAXES

The effective tax rate was 30.7 percent for the first quarter of 2011 compared to 34.6 percent for the first quarter of 2010. The decrease was primarily attributable to structural changes that will provide a recurring benefit in lowering the effective tax rate on foreign earnings.

BALANCE SHEET

($ in millions)	3/31/11	12/31/10	3/31/10

Total Debt	$185.7	$191.6	$103.1
Cash	52.7	111.2	75.4

Net Debt	$133.0	$80.4	$27.7

Net debt rose by $52.6 million during the quarter as a result of higher working capital levels due to the inflationary impact of higher commodity raw material costs on inventory and receivables. Capital expenditures during the quarter were $22.5 million.

OUTLOOK

In order to accelerate our growth, we have made investments in faster growing markets in Brazil, Poland, Singapore and Germany, which have led to planned higher operating expenses. The Brazil expansion is complete and volume should ramp up over the second and third quarters. The German polyol expansion will start up during the second quarter and contribute to profit improvement during the third quarter.

We have increased our selling prices to address rising raw material costs and remain optimistic about our prospects for volume growth and margin improvement over the remainder of the year. Surfactant earnings improvement will be led by unit margin improvement, improved sales mix of higher margin functional surfactants and volume growth in Brazil. The rise in crude oil prices will stimulate demand for surfactants used in enhanced oil recovery. Polymer demand exceeded expectations in the first quarter, which should lead to further growth as we get into the summer roof replacement season. While 2011 will have additional start up costs associated with new or expanded plants, we have the opportunity to deliver full year earnings growth.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time on May 4, 2011. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

			Table I

STEPAN COMPANY
Statements of Income
For the Three Months Ended March 31, 2011 and 2010
(Unaudited – 000’s Omitted)

		Three Months Ended
		March 31

				%
	2011	2010	Change

Net Sales	$ 422,598	$ 337,030	+	25
Cost of Sales	360,812	273,478	+	32

Gross Profit	61,786	63,552	-	3

Operating Expenses:
Marketing	10,830	10,951	-	1
Administrative	10,874	9,063	+	20
Research, development and technical services	10,231	9,883	+	4

	31,935	29,897	+	7

Operating Income	29,851	33,655	-	11
Other Income (Expense):
Interest, net	(2,063)	(1,256)	+	64
Loss from equity in joint ventures	(965)	(571)	+	69
Other, net	312	(222)		NM

	(2,716)	(2,049)	+	33

Income Before Provision for Income Taxes	27,135	31,606	-	14
Provision for Income Taxes	8,319	10,925	-	24

Net Income	$18,816	$20,681	-	9
Net Income Attributable to
Noncontrolling interests	(55)	(21)	+	162

Net Income Attributable to Stepan Company	$18,761	$20,660	-	9

Net Income Per Common Share
Attributable to Stepan Company
Basic	$1.80	$2.03	-	11

Diluted	$1.68	$1.88	-	11

Shares Used to Compute Net Income Per
Common Share Attributable to Stepan
Company
Basic	10,323	10,099	+	2

Diluted	11,169	10,984	+	2

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $0.5 million of income versus income of $1.3 million last year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

2011	2010		2009

3/31	12/31	3/31	12/31

$72.50	$76.27	$55.89	$64.81

The deferred compensation income statement impact is summarized below:

($ in thousands)	Three Months Ended March 31

	2011	2010
Deferred Compensation
Administrative (Expense) Income	$381	$ 1,801
Other, net – Mutual Fund Income	486	349

Total Pretax	867	2,150

Total After Tax	$538	$ 1,333

Reconciliation of non-GAAP net income:

($ in thousands)	Three Months Ended March 31

	2011	2010

Net income excluding deferred compensation	$18,223	$19,327
Deferred compensation plan income	538	1,333

Net income as reported	$18,761	$20,660

Reconciliation of non-GAAP EPS:

	Three Months Ended March 31

	2011	2010

Earnings per diluted share excluding deferred
compensation	$1.63	$1.76
Deferred compensation plan income	0.05	0.12

Earnings per diluted share	$1.68	$1.88

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). For the quarter ending March 31, 2011, the U.S. dollar weakened against most of the foreign currencies in the locations where the Company does business, when compared to the exchange rates for the quarter ending March 31, 2010. Consequently, reported net sales, expense and income amounts for the quarter ending March 31, 2011, were higher than they would have been had the foreign currency exchange rates remained constant with the rates for the same periods of 2010. Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the first quarter:

	Three Months Ended		Increase	Increase Due to
	March 31		(Decrease)	Foreign Translation

(In millions)	2011	2010

Net Sales	$422.6	$337.0	$85.6	$3.5
Gross Profit	61.8	63.6	(1.8)	0.4
Operating Income	29.9	33.7	(3.8)	0.3
Pretax Income	27.1	31.6	(4.5)	0.2

Table IV

	Stepan Company
Consolidated Balance Sheets
March 31, 2011 and December 31, 2010

(000's Om itted)		2011	2010

ASSETS

Cash & M ar ketable Securitie s		$52,743	$111,198
Acco unts Rece ivable		267,804	199,245
In ventor ie s		119,239	96,552
Oth er Cur ren t Asse ts		22,299	20,831
Pro per ty, Plant & Equipm ent, ne t		366,790	353,585
Oth er Ass ets		29,243	30,021

T otal as sets		$858,118	$811,431

LIABILITIES AND STOC KHOLDERS' EQUITY

Curr ent M atu rities of Long Te rm Debt		$36,584	$31,609
Acco unts Payable		153,519	115,248
Accr ued Liabilities		49,896	58,770
Deferr ed Incom e Taxes		7,002	5,154
Long -term Deb t		149,102	159,963
Oth er Non -curr ent L iabilities		84,500	87,616
Sto ckh old ers ' Equ ity		377,515	353,071

T otal liabilities and stockh olders ' eq uity		$858,118	$811,431